Exhibit 10.12

KEY EMPLOYEE

TRANSITION COMPENSATION PLAN

AND SUMMARY PLAN DESCRIPTION

Effective June 2, 2003

(Amended September 20, 2004)

KEY EMPLOYEE

TRANSITION COMPENSATION PLAN

AND SUMMARY PLAN DESCRIPTION

Introduction

Westaff (USA), Inc. and its wholly-owned subsidiary, Westaff Support, Inc. (the “Company”), have established the Westaff®  Key Employee Transition Compensation Plan (the “KETC Plan”) to provide transition compensation to select regular employees whose positions have been eliminated. This document constitutes both the formal plan document and the summary plan description of the KETC Plan.

Eligible Employees

“Eligible Employees” are active regular employees (or regular employees on an approved leave of absence of no more than six (6) months in the twelve (12) month period prior to the time of position elimination) who:

(a)                                  have been designated as a “key employee” by senior management of the Company;

(b)                                 are participants in the Salary Reduction Initiative of June 2003 effective the pay period beginning June 30, 2003;

(c)                                  are not dismissed for “Cause” or “Performance-related Issues” as further explained below; and

(d)                                 have not voluntarily terminated employment (quit) prior to the elimination of their position.

Such employees become eligible for transition compensation under the KETC Plan for (a) up to one year following a “Change in Control” as defined below, or (b) in the event of job elimination when they have not been offered a “Comparable Position.”  A Comparable Position is defined as follows:

•                  A position similar in responsibility, skill requirements and work schedule as the employee’s current position; and

•                  A position for which the salary offered would require no more than a 10% reduction in the employee’s then current pay; and

•                  A position that does not require the employee to travel more than 30 miles from his or her current primary place of work.

Change in Control

A “Change in Control” means:

•                  The sale, lease or disposition of substantially all of the assets of the Company (directly or indirectly) and its parent, Westaff, Inc. (“the Parent”);

•                  Any consolidation or merger of the Company and the Parent with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company and the Parent immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s and the Parent’s voting power immediately after such consolidation, merger or reorganization; or

•                  A change in ownership or control of the Company or the Parent effected through any of the following transactions:

(i)                                     any transaction or series of related transactions as a result of which any person or related group of persons initially becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s or the Parent’s then outstanding voting securities.  For purposes of this sub-paragraph, the term “person” shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or of a subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Parent in substantially the same proportions as their ownership of the common stock of the Parent;

(ii)                                  or a change in the composition of the Board of the Parent over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned, directly or indirectly, in substantially the same proportions by the persons who held the Parent’s securities immediately before such transaction.

Termination for Cause or for Performance-related Issues

A Termination for “Cause” or for “Performance-related Issues” means the employee:

•                  acts in bad faith, or in breach of trust, to the detriment of the Company;

•                  intentionally refuses or fails to act in a way that constitutes a material violation of Company policy;

•                  exhibits, in regard to his/her employment, unfitness or unavailability for service, unsatisfactory performance of the duties required of their employment, provided that the Company has given him/her written notice of the unsatisfactory performance and the action required by the employee to make such performance satisfactory, and the employee has not improved his/her performance to a satisfactory level;

•                  exhibits habitual or willful misconduct in the performance of his/her duties;

•                  is convicted of a crime involving dishonesty; or

•                  materially breaches his/her Employment Contract

Benefits

Each Eligible Employee who is entitled to benefits under the KETC Plan shall receive transition compensation in the form of a single lump sum cash payment equivalent to 26 weeks of his or her then current pay less appropriate withholdings.  “Current pay” means the employee’s base salary rate in effect on the date the employee’s position is eliminated.  This payment is in addition to other compensation which may be provided by the Company’s current Transition Compensation Plan (TCP) in effect at that time, or specific provisions of the employee’s Employment Contract related to severance pay.

Entitlement to Benefits

The KETC Plan’s benefits will be provided only to an Eligible Employee who signs and returns a Release as described below.  Benefits are paid when employment is terminated and the Release is irrevocable, except as otherwise provided by Older Worker Protection Act’s revocation clause.

Release

To receive transition compensation under the KETC Plan, an Eligible Employee must sign a Release in the form and within the time established by the Company.

Withholding for Taxes

Notwithstanding any other provision of the KETC Plan, all transition compensation shall be reduced by applicable federal, state, or local tax withholding.

No Other Similar Compensation and Right of Setoff

Other than pursuant to the terms of the KETC Plan, the Company’s separation pay in lieu of notice policy, and any specific provisions of the employee’s Employment Contract, the Company has no prior or other obligation, whether by express or implied contract or otherwise, to provide any transition or other severance benefit to employees who are discharged by the Company other than in accordance with the Transition Compensation Plan (TCP.)

Any payment made under the KETC Plan is a voluntary payment made by the Company, which payment employees are not entitled to receive except according to the terms of the KETC Plan.  In the event that the Company is or becomes obligated to provide payment under any other plan or by reason of any applicable law, settlement or decision, the amount of any payment made to an employee under the KETC Plan shall be set off against the amount that the Company is liable to pay that employee, if any, under such other plan, law, settlement or decision.

Source of Benefits

The benefits provided under the KETC Plan shall be unfunded and payable solely from the general assets of the Company.

Expenses

The expenses of operating and administering the KETC Plan shall be borne entirely by the Company.

KETC Plan Sponsor and Administrator

The Company shall be the “KETC Plan Sponsor” and the “Administrator” of the KETC Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Administrator shall make any and all determinations required to be made in connection with the operations and administration of the KETC Plan, including (without limitation) the determination of whether an employee is an eligible employee and the amount of any benefit payable hereunder.  The Administrator shall have the discretionary power to interpret the provisions of the KETC Plan as it may determine is necessary or appropriate for the operations and administration of the KETC Plan.

Named Fiduciary

The Company is the “named fiduciary” of the KETC Plan within the meaning of ERISA, including the “named fiduciary” with the power to act with respect to the review of claims for compensation under the KETC Plan that are denied.

Allocation and Delegation of Responsibilities

The Company may allocate any of its responsibilities for the operation and administration of the KETC Plan to any officer or employee of the Company.  It may also delegate any of its responsibilities under the KETC Plan by designating, in writing, another person to carry out such responsibilities.  Any person so designated shall then be responsible for carrying out the responsibilities described in such writing.

No Individual Liability

It is the express purpose and intention of the Company that no individual liability whatsoever shall attach to, or be incurred by, any director, officer, employee, representative or agent of the Company under, or by reason of the operation of, the KETC Plan.

No Amendment or Termination of the KETC Plan

The Company affirms that this June 2, 2003 KETC Plan will remain in full force and effect with regard to the Eligible Employees and will continue for up to one year after a Change in Control during which time it will not be subject to amendment or termination with regard to the Eligible Employees unless both the Company and the Eligible Employee agree in writing.

Claims and Review Procedures

Any employee who believes that the employee has not received the proper compensation under the KETC Plan must file a written claim with the Administrator.  The Administrator will review the claim and notify the employee of its decision in writing within 60 days after the claim is received.

If the Administrator denies a claim, in whole or in part, the Administrator’s notice will set forth:

1.                                       The specific reason(s) for denial;

2.                                       The KETC Plan provision(s) on which the denial is based;

3.                                       A description of any material or information necessary for the claimant to perfect the claim, and an explanation of any such material or information is necessary and;

4.                                       Information concerning the steps to be taken if the claimant wishes to submit the claim for further review.

If the claimant feels the denial of the claim is improper, the claimant, or the claimant’s duly authorized representative, must file a written request for a full review of the claim.  A request for review must be filed with the Administrator within 90 days after the claimant receives the notice of denial and should set forth all of the grounds upon which it is based, all facts in support of the request and any other matters the claimant (or the claimant’s representative) deems pertinent.  The Administrator will furnish the claimant with a final written decision within 60 days after receipt of the request for review.

Questions Regarding the KETC Plan

An employee having questions regarding the KETC Plan or its application should direct them to the Company’s Human Resources Department.

TO EVIDENCE THE ADOPTION OF THE WESTAFF® KEY EMPLOYEE TRANSITION COMPENSATION PLAN effective as of June 2, 2003 and amended as of September 20, 2004 this document has been executed by an authorized officer of the Company.

Westaff (USA), Inc.

Dated: September 20, 2004	By: /s/ Dwight S. Pedersen
Dwight S. Pedersen
President and Chief Executive Officer

By signing below, the employee acknowledges receipt and agreement to the terms of the June 2, 2003 Key Employee Transition Compensation Plan and amended September 20, 2004:

By:	Date:

Name:

Title:

Note:  A copy of this signed document is to be maintained in the employee’s personnel file.

EMPLOYEE RIGHTS UNDER ERISA

As a participant in the KETC Plan, employees are entitled to certain rights and protections under ERISA.  All participants are entitled under ERISA to:

1.                                       Examine, without charge, at the office of the Administrator of the KETC Plan, copies of all documents filed by the KETC Plan with the U.S. Department of Labor, such as detailed annual reports; and

2.                                       Obtain copies of other KETC Plan information upon written request to the Administrator.  The Administrator may make a reasonable charge for the copies.

In addition to creating rights for KETC Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the KETC Plan.  The people who operate the KETC Plan, called “fiduciaries” of the KETC Plan, have a duty to do so prudently and in the interest of the employee and the other KETC Plan participants and their beneficiaries.

No one, including the employer or any other person, may discriminate against an employee in any way to prevent the employee from obtaining a benefit or exercising his/her rights under ERISA. If an employee’s claim for benefits is denied, in whole or in part, the employee must receive a written explanation of the reason for the denial, and the employee has the right to have the Administrator review and reconsider the claim.  (See Claims and Review Procedures above.)

Under ERISA, there are steps an employee can take to enforce his/her rights. For instance, if the employee requests materials from the Administrator and does not receive them within 30 days, the employee may file suit in a federal court.  In such a case, the court may require the Administrator to provide the materials and pay the employee up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the Administrator’s control. If the employee has a claim for benefits which is denied or ignored, in whole or in part, he/she may file suit in state or federal court.

If it should happen that the employee is discriminated against for asserting his/her rights under ERISA, the employee may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees.  If the employee is successful, the court may order the person being sued to pay these costs and fees.  If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.

If an employee has questions about this statement or about individual rights under ERISA, the employee should contact the U.S. Department of Labor Employee Benefits Security Administration.

ERISA INFORMATION

KETC PLAN NAME:

Westaff®  Key Employee Transition Compensation Plan

KETC PLAN IDENTIFICATION NUMBER:

502

KETC PLAN SPONSOR:

Westaff (USA), Inc.

P.O. Box 9280

Walnut Creek, CA  94598-0980

Telephone:  (925) 930-5300

KETC PLAN ADMINISTRATOR:

Westaff (USA), Inc.

P.O. Box 9280

Walnut Creek, CA  94598-0980

Telephone:  (925) 930-5300

KETC PLAN SPONSOR’S FEDERAL EMPLOYER IDENTIFICATION NUMBER:

68-0095781

AGENT FOR SERVICE OF LEGAL PROCESS:

KETC Plan Administrator

KETC PLAN YEAR:

Calendar Year

TYPE OF PLAN:

Employee Welfare Benefit Plan